Exhibit 10.1

December 5, 2006

PERSONAL AND CONFIDENTIAL

Mr. Michael Garcia

742 Mark Wesley Lane

Ballwin, MO 63021

Dear Michael:

We are pleased to offer you a full time position to become a member of the RehabCare Executive team. The following is an overview of our offer of employment:

Position

Your position will be Senior Vice President, Chief Human Resources Officer for RehabCare Group, Inc., reporting directly to me.

Start Date

Your effective start date with RehabCare is February 28, 2007.

Compensation

Your base salary for this full-time salaried position will be $260,000 annually.

You will be eligible to participate in our Executive Short-Term Incentive Plan with a 45% of base salary target award opportunity.

Upon acceptance and hire, you will be granted 10,000 shares of restricted stock subject to Board approval. The restrictions lapse and become fully vested 3 years from the date of grant.

You will also be eligible to participate in RehabCare Group, Inc.’s 2007-2009 Executive Long-Term Cash Incentive Plan with a 25% target award opportunity. Your participation will be prorated based on your start date.

Furthermore, beginning in 2008 you will be eligible to participate in the equity component of RehabCare’s Long Term Incentive Plan. Currently the award value for your position is set at 75% of your base salary, subject to review of the Board of Directors.

Benefits

You will be eligible to participate in RehabCare’s benefits programs (medical, dental, vision, short-term disability, long-term disability, life insurance, etc.).

Executive Paid Days Off

You will be eligible for 30 days per year (this includes vacation, sick time, personal and holidays).

401(k)

You will eligible to participate in the RehabCare 401(k) savings plan. The company match is 50% of the first 4% of base salary that you elect to contribute.

Executive Termination Compensation Agreement – Senior Vice President

This position is covered by the RehabCare Group, Inc. Severance Plan for Key Company Senior Vice Presidents. The agreement provides for Change-In-Control protection, if executed, of eighteen months base salary, annual target bonus, and health and welfare coverage. Furthermore, for non-performance based involuntary termination the agreement provides you with severance pay of twelve months of base salary, annual target bonus and health and welfare coverage.

Other Information

RehabCare maintains an employment-at-will relationship with its employees. This letter constitutes an offer of employment but it is not an employment contract. You retain the right to terminate this employment relationship at any time and for any reason. The company retains the same right.

On behalf of the new RehabCare family, I look forward to your contribution to our company. We are very excited about having you join us, and are eager to begin working together to make RehabCare a leader in the healthcare services industry.

If you have any questions or comments, please contact Deborah Wintner at 314-659-2553. If not, please sign both copies of this offer letter, send one copy to Deborah Wintner at RehabCare Group, Inc., and keep the other copy for your records.

Sincerely,

/s/ John H. Short, Ph.D.

John H. Short, Ph.D.

President and Chief Executive Officer

RehabCare Group, Inc.

I will respect the confidentiality of my salary information and terms of my employment. By my signature below, I agree to the terms of employment set forth in this letter.

/s/ Michael R. Garcia                                                               December 7, 2006

Signature	Date